Exhibit 23.2
KPMG LLP Suite 200 1021 East Cary Street Richmond, VA 23219-4023

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 23, 2024, with respect to the consolidated financial statements of Markel Group Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Richmond, Virginia
July 31, 2024
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with the KPMG International Limited, a private English company limited by guarantee.